SEWARD & KISSEL LLP

March 14, 2007

Star Bulk Carriers Corp.
40 Ag. Konstantinou Avenue
Aethrion Center, Suite B34
Maroussi 15124
Athens, Greece

Re:	Star Bulk Carriers Corp.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to the merger of Star Bulk Carriers Corp. (the “Company”) with and into Star Maritime Acquisition Corp. (“Star Maritime”).

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Agreement and Plan of Merger dated March 14, 2006, entered into by and between the Company and Star Maritime, and the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-l/F-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”) and the Star Maritime Proxy / Prospectus included therein (the “Prospectus”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions “Summary—Material U.S. Federal Income Tax Consequences” and “Tax Considerations”. It is further our opinion that the tax discussion set forth under the captions “Risk Factors—Company Risk Factors Relating to the Surviving Corporation - There is a risk that Star Bulk could be treated as U.S. domestic corporation for U.S. federal income tax purposes after the Redomiciliation Merger”, “Risk Factors—Company Risk Factors Relating to the Surviving Corporation - Star Bulk may have to pay tax on United States source income, which would reduce its earnings”, “Risk Factors—Company Risk Factors Relating to the Surviving Corporation- U.S. tax authorities could treat Star Bulk as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders” in the Registration Statement accurately states our views as to the tax matters discussed therein.

Star Bulk Carriers Corp.
March 14, 2007

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Tax Considerations” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement

Very truly yours, /s/ Seward & Kissel LLP